Exhibit 5.11

CONSENT OF AMEC FOSTER WHEELER AMERICAS LIMITED

The undersigned hereby consents to the use of their report, and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Kris Homer
By:	Kris Homer, Operations Director
AMEC FOSTER WHEELER AMERICAS LIMITED

Dated: March 28, 2018